Exhibit 2.6
                                  -----------



                          Category 5 Technologies, Inc.

                                November 25, 2001

Exposure International, LLC
410 Seventeenth Street, 6th Floor
Denver, CO 80202

Re: Indigio Directory Software

Gentlemen:

         The purpose of this agreement is to set forth the terms of the acquisition of all the membership interest of Exposure International, LLC, a Colorado limited liability company ("Exposure") by Category 5 Technologies, Inc., a Nevada corporation ("Category 5"). The assets owed by Exposure consist of the Indigio E-Mail Software (the "Assets"). Category 5 proposes to purchase the membership interest of Exposure subject to the following conditions terms and conditions.

         1. Exchange. Category 5 will purchase the membership interest of Exposure which entity owns all of the Indigio E-Mail software.

         2. Consideration. Category 5 will purchase all of the membership interest in Exposure for consideration consisting of $12,500 in cash, payable immediately.

         3. Access. Unless and until this Agreement is terminated, Exposure shall provide to Category 5 complete access to the Assets and to Exposure's books and records and shall cause the directors, officers, employees, attorneys, accountants, consultants, advisers, and other agents and representatives of Exposure to cooperate fully with Category 5 and its representatives in connection with Category 5's due diligence review of the Assets.

         4. Conditions to Closing. It is understood that the rights, duties and obligations of each of the parties hereto to proceed with this acquisition is conditioned upon (a) approval by the Category 5 Board of Directors, (b) satisfactory due diligence review of the Assets. In addition to these general conditions, the following specific conditions shall be satisfied prior to entering into the Collaboration under the definitive documents:

              (i) no action or proceeding against Exposure or its Assets shall have been instituted before a court or other governmental body, or shall have been threatened which, if successful, will prohibit the consummation or require substantial rescission of the transactions contemplated by this Agreement;

       4505 South Wasatch Boulevard, Suite 370, Salt Lake City, Utah 84124

                       801.424.2999 phone 801.424.2992 fax

Exposure International, LLC
Page 2

              (ii) The Chapter 7 Trustee for Mancala, Inc. shall approve the sale of certain software components used to create the Assets to Exposure International, LLC;

              (iii) Each of the parties hereto shall have taken all corporate and shareholder action necessary to authorize and consummate the transactions contemplated by this Agreement;

         5. Costs. Each party shall bear its own costs associated with the transactions and due diligence contemplated hereby.

         6. Closing. It is intended that the closing of the purchase of the Assets shall, subject to satisfaction of the conditions referred to above, take place on or about December 31, 2001 or such later date as may be required to obtain the Trustee's approval in 4(ii) above (the "Closing Date"). The parties agree that they will act in good faith and use their best efforts to proceed with this Agreement, and to complete and satisfy all requisite conditions to the consummation of the transactions contemplated herein.

         7. Announcements. The parties shall cooperate in any public announcements of the proposed acquisition and no public announcement of the proposed transaction shall be made until this Agreement has been approved by the respective boards of directors of Category 5 and Exposure.

         If the above accurately sets forth our intentions, please execute and return a copy of this letter.


                                                Very truly yours,



                                                CATEGORY 5 TECHNOLOGIES, INC.

                                                By: /s/Mitchell Edwards
                                                  ---------------------

                                                Name: Mitchell Edwards
                                                     ------------------

                                                Title:  President
                                                      -----------------



As Agreed:

EXPOSURE INTERNATIONAL, LLC

By: /s/Tim Higgins
  -------------------------

Name: Tim Higgins
     ----------------------

Title:   Managing Director
      ---------------------